                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 12)



                            PSYCHEMEDICS CORPORATION
              -----------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK - $.005 PAR VALUE

                                    744375106
              -----------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1999
              -----------------------------------------------------
              Date of Event which requires filing of this statement


Check the appropriate box to designate the rule pursuant to which this schedule is filed:


[ ]    Rule 13d-1(b)

[ ]    Rule 13d-1(c)

[x]    Rule 13d-1(d)








                                Page 1 of 6 Pages



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CUSIP No. 744375106                                         Page 2  of  6 pages
          ---------                                             ---    ---

                                  SCHEDULE 13G
--------------------------------------------------------------------------------

 (1) NAMES OF REPORTING PERSONS; S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       WERNER A. BAUMGARTNER
--------------------------------------------------------------------------------
 (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                      (a) [ ]
                                                      (b) [X]
--------------------------------------------------------------------------------
 (3)   SEC USE ONLY


--------------------------------------------------------------------------------
 (4)   CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A.


--------------------------------------------------------------------------------
                           (5)   SOLE VOTING POWER

                                 56,200
  NUMBER OF              -------------------------------------------------------
    SHARES                 (6)   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                      1,040,320
    EACH                 -------------------------------------------------------
  REPORTING                (7)   SOLE DISPOSITIVE POWER
   PERSON
    WITH                         56,200
                         -------------------------------------------------------
                           (8)   SHARED DISPOSITIVE POWER

                                 1,040,320
--------------------------------------------------------------------------------
 (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,096,520
--------------------------------------------------------------------------------
(10)   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.0%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN

--------------------------------------------------------------------------------



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CUSIP No. 744375106                                         Page 3  of  6 pages
          ---------                                             ---    ---

                                  SCHEDULE 13G
--------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS; S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       ANNETTE BAUMGARTNER
--------------------------------------------------------------------------------
 (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                          (a) [ ]
                                                          (b) [X]
--------------------------------------------------------------------------------
 (3)   SEC USE ONLY


--------------------------------------------------------------------------------
 (4)   CITIZENSHIP OR PLACE OF ORGANIZATION


                          ------------------------------------------------------
  NUMBER OF                 (5)   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                     0
   OWNED BY               ------------------------------------------------------
    EACH                    (6)   SHARED VOTING POWER
  REPORTING
   PERSON                         1,040,320
    WITH                  ------------------------------------------------------
                            (7)   SOLE DISPOSITIVE POWER

                                  0
                          ------------------------------------------------------
                            (8)   SHARED DISPOSITIVE POWER

                                  1,040,320
--------------------------------------------------------------------------------
 (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,040,320
--------------------------------------------------------------------------------
(10)   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.8%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
--------------------------------------------------------------------------------




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CUSIP No. 744375106                                         Page 4  of  6 pages
          ---------                                             ---    ---


                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G

                                AMENDMENT NO. 12


Item 1(a) Name of Issuer:  Psychemedics Corporation

      (b) Address of Issuer's Principal Executive Offices:

                 1280 Massachusetts Avenue
                 Cambridge, Massachusetts  02138

Item 2(a) Name of Person Filing:  Werner and Annette Baumgartner

      (b) Address of Principal Business Office or, if none, Residence:

                 5832 Uplander Way
                 Culver City, CA  90230

      (c) Citizenship:  USA

      (d) Title of Class of Securities, Common Stock, $.005 par value

      (e) CUSIP NUMBER:  744375106

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                 Not Applicable

Item 4   Amount Beneficially Owned:

         Dr. Baumgartner is the beneficial owner of 0 shares of Common Stock of the issuer and options to acquire 56,200 shares of Common Stock of the issuer. Dr. and Mrs. Baumgartner are trustees of a family trust and a charitable trust which own an aggregate of 1,040,320 shares of Common Stock of the issuer. The Baumgartners together beneficially own an aggregate of 1,096,520 shares of Common Stock of the issuer, representing 5.0% of the outstanding shares of the issuer.

CUSIP No. 744375106                                         Page 5  of  6 pages
          ---------                                             ---    ---


Item 5   Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         During 1999, Annette Baumgartner's percentage interest in the issuer dropped below five percent. Future filings will be made solely by Werner A Baumgartner.

Item 6   Ownership of More than Five Percent on Behalf of Another Person:

         Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Not Applicable

Item 8   Identification and Classification of Members of the Group:

         This Schedule 13G/A is being filed by Werner and Annette Baumgartner. Dr. and Mrs. Baumgartner each expressly disclaims beneficial ownership of the securities held by the other, and each disclaims the existence of a group.

Item 9   Notice of Dissolution of Group:

         Not Applicable

Item 10  Certification

         Not Applicable


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CUSIP No. 744375106                                         Page 6  of  6 pages
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     After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


                                  February 8, 2000
                                  -------------------------------------
                                  Date


                                  /S/ Werner A. Baumgartner
                                  -------------------------------------
                                  Signature


                                  Werner A. Baumgartner
                                  -------------------------------------
                                  Name/Title


                                  /S/ Annette Baumgartner
                                  -------------------------------------
                                  Signature


                                  Annette Baumgartner
                                  -------------------------------------
                                  Name/Title